NEWS RELEASE

FOR IMMEDIATE RLEASE
JULY 16, 2007
Contact :
Fabrizzio P. Busso-Campana
Crystal International Travel Group Inc.
2160 Headquarters Plaza 10th Floor
Morristown, New Jersey 07960
973-644-0900- fpbusso@crystalitg.com

CRYSTAL INTERNATIONAL TRAVEL GROUP APPOINTS PETER DUGAN TO HEAD COMPANY

Morristown, New Jersey, July 16, 2007, (Business Wire), Crystal International Travel Group, Inc. (OTCBB: CINT), announced today that the Board has unanimously appointed Peter Dugan as Chairman, President and CEO, effectively immediately.

Dugan, 53, has been with Crystal since its inception, focusing his energy on the early stage development of IntelliFaresTM. Dugan was a founder and Chairman of DVC Worldwide until he sold the business in a $125 Million private equity transaction in 2000. DVC was a leader and an award winning consumer marketing and promotion services company dealing with fortune 100 companies. “It’s all about taking Crystal to the next level as quickly as possible and putting the right people in their proper jobs”, said Dugan. In addition to Dugan’s appointment, the company appointed Fabrizzio P. Busso-Campana as Secretary/Treasurer, and Chief Operating Officer. Corporate governance, Order flow from IntelliFares™ and the integration of the Flying Dutchmen acquisition are his immediate focus points.

OTHER UPDATES:

Flying Dutchmen Acquisition: Crystal is on track to close the transaction early in our first fiscal quarter that begins August 1. We are well into the due diligence phase, and are pleased to note that based on unaudited first six months numbers from FDT, they are on track to exceed our $11 Million gross revenue projection by around 10%. Closing is, as previously stated, subject to financing and other customary conditions.

IntelliFares™: We previously announced the granting of a thirty-day exclusive negotiation period with Mexicana Airlines®. We have extended this period at their request, and believe we will be in a position to execute an extremely beneficial rate agreement within the next month. Early indications suggest that we will be able to offer our five year prepaid IntelliFares™ product to Mexican resort timeshare and vacation homeowners, flying from West of The Rockies at unmatchable rates elsewhere in the industry. In other IntelliFares™ news, we have just authorized UBS and our attorneys in Ireland to finalize a trust structure for customer payments, in order to achieve maximum distributor and customer confidence and deposit safety.
Financing: As stated in our most recent filing with the SEC on form 8K, we have closed another tranche of $335,000 in convertible debt. We have an excellent partnership with our lender, who has purchased this latest round in addition to the $2,100,000.00 we have already issued to them, and we believe they will continue to fund our build-out with similar ongoing participation as they have indicated.

About Crystal International Travel Group. Crystal International is a multi-asset travel business focused on creating products for the realities of 21 century travel. One such product under development is IntelliFaresTM, a service where Predictable Pattern Travelers (Timeshare and vacation homeowners, recurring cruisers, college students) can purchase “five years of travel at less than today’s price.” The patent pending process integrates forward and bulk purchasing disciplines with financial management methodology in partnership with UBS in order to lock in a price for the consumer over a five-year time horizon. It also provides a revenue share for distributors, reversing the decline in commissions available to the airline ticket distribution community. Details can be found at www.IntelliFares.com.

Safe Harbor Statement. This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the views of Crystal International Travel Group, Inc. s (the “Company”) management regarding current expectations and projections pertaining to future events and are based on currently available information. The statements involve a number of risks and uncertainties, including the Company’s ability to meet the closing conditions required by the FDT purchase, successfully launch and stabilize its IntelliFares product, completion of an agreement with Mexicana and other travel providers, and other factors described in the Company's respective filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also may have material adverse effects on Crystal’s business, financial conditions and results of operations. Accordingly, readers should not place undue reliance on these forward-looking statements. The use of words such as anticipates, estimates, expects, is in process, intends, plans and believes, among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The Company is not under any obligation and does not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.